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Exhibit (c)(iii)

         CERBERUS CAPITAL MANAGMENT, L.P.

EXCO Resources, Inc.

Review of Reserves and Revenues
As of January 1, 2003

Huddleston & Co., Inc.
 Petroleum and Geological Engineers
Houston, Texas

Huddleston & Co., Inc.
 Petroleum and Geological Engineers
 1 Houston Center
1221 McKinney, Suite 3700
Houston, Texas 77010

PHONE (713) 209-1100  •  FAX (713) 752-0828

February 19, 2003

Cerberus Capital Management, L.P.
450 Park Avenue
New York, NY 10022

  Re:
  EXCO Resources, Inc.
  Review of Reserves and Revenues
  As of January 1, 2003

Gentlemen:

        Pursuant to your request, we have reviewed certain information pertaining to reserves and revenues prepared by EXCO Resources, Inc. (EXCO). We have also prepared revised projections of future reserves and revenues based on our assessment of the information provided and pricing assumptions provided by John S. Herold, Inc. (JSH) and EXCO.

        Our conclusions, as of January 1, 2003, for the EXCO pricing case with Huddleston reserve and cost adjustments, follow (the remaining sensitivity runs are attached):

	Net to EXCO Resources, Inc.
	Proved Developed
EXCO Pricing Case—US$			Proved Undeveloped	Total Proved**
	Producing	Nonproducing*
United States Properties
Estimated Net Oil, Mbbl	5,779	1,188	2,420	9,387
Estimated Net Gas, MMcf	86,544	16,680	19,614	122,838
Estimated Net NGL, Mbbl	470	99	174	744
Estimated Equivalent Gas, MMcfe	124,041	24,405	35,176	183,622
Estimated Future Net Revenue (FNR), $	290,079	63,714	76,573	430,365
Present Worth FNR, Disc. @ 10%, $M	133,832	23,920	29,153	186,905
Present Worth FNR, Disc. @ 12%, $M	121,787	20,985	24,829	167,601
Present Worth FNR, Disc. @ 15%, $M	107,621	17,584	19,668	144,873
Canadian Properties
Estimated Net Oil, Mbbl	4,474	663	410	5,548
Estimated Net Gas, MMcf	76,283	19,575	15,238	111,096
Estimated Net NGL, Mbbl	2,939	607	596	4,141
Estimated Equivalent Gas, MMcfe	120,763	27,194	21,276	169,229
Estimated Future Net Revenue, $	290,147	61,572	51,529	401,599
Present Worth FNR, Disc. @ 10%, $M	162,631	31,810	23,679	218,110
Present Worth FNR, Disc. @ 12%, $M	150,533	28,881	20,867	200,282
Present Worth FNR, Disc. @ 15%, $M	135,835	25,265	17,432	178,532
Total
Estimated Net Oil, Mbbl	10,553	1,851	2,830	15,235
Estimated Net Gas, MMcf	162,828	36,255	34,852	233,934
Estimated Net NGL, Mbbl	3,410	706	770	4,886
Estimated Equivalent Gas, MMcfe	244,804	51,599	56,451	352,854
Estimated Future Net Revenue, $	580,226	125,285	128,101	833,613
Present Worth FNR, Disc. @ 10%, $M	296,463	55,730	52,833	405,025
Present Worth FNR, Disc. @ 12%, $M	272,319	49,866	45,697	367,883
Present Worth FNR, Disc. @ 15%, $M	243,456	42,850	37,100	323,405

*Includes both the Nonproducing and Behind-Pipe categories.

**Numbers subject to rounding.

Report Preparation

        We have prepared our projections on the basis of the EXCO year end reserve report and meetings with the EXCO technical staff. On an overall basis we have reviewed information relating to approximately 60% of the United States properties and 80% of the Canadian properties. Although our review cannot be construed as an engineering audit of the estimated reserves and revenues, we have reviewed sufficient information to have an understanding of the methodologies utilized by EXCO and we were able to establish an opinion as to the capabilities of the individuals responsible for the preparation of the report.

        The projections shown herein reflect adjustments we have applied to the reserve volumes, timing of operations, operating costs, and product prices. The adjustments for operating costs and product prices were based on our conversations with representatives of John S. Herold, Inc. In our opinion the adjustments to the operating costs are appropriate with consideration for such charges as discussed hereinafter under the heading "Operating Costs."

        We note that the databases utilized as the basis for our analysis were based on the EXCO year end reserve study, which have been represented to be consistent with those prepared by Lee Keeling and Associates, Inc. It is our understanding that the Keeling reserve estimates are consistent with those that will be utilized for year end reporting purposes.

        We have not attempted to prepare estimates that specifically conform with regulations and requirements of the Securities and Exchange Commission (SEC), which require the use of product prices being received on the effective date of the report. The product prices shown for the constant pricing case are not intended to reflect those actually being received on December 31, 2002, and therefore should not be utilized for SEC filings.

Reserve Estimates

        In our opinion the estimated reserves prepared by EXCO and the revisions as estimated by Huddleston & Co., Inc., have been prepared in accordance with reserve classification definitions specified by both the Society of Petroleum Engineers and the SEC. However, in some instances we have revised the projections to our assessment of the recoverable reserves for certain properties.

        On an overall basis we have included downward revisions of approximately 9% to the EXCO reserve volumes (excluding consideration for acquisitions) for the United States properties. We did not consider revisions to the Canadian properties to be necessary. On an aggregate basis the total adjustments were approximately 4.9%. Properties having revisions were: Black Lake Field, Tiger Field, and South Pecan Lake Field. The revisions for Black Lake reflect differences in interpretation of the performance of the property. Reserve estimates for Tiger and South Pecan Lake Fields were adjusted to reflect professional differences of opinion relating to undeveloped locations.

        The reserve differences that were noted for Black Lake Field were primarily based on historical production performance. In our opinion, the performance increases that have been achieved by EXCO will be difficult to maintain and we anticipate that production declines will return to historical levels. However, EXCO has identified a number of remedial and drilling projects that may result in increasing reserves beyond current levels. Until such operations are attempted we do not believe that it is appropriate to include consideration for such activities in the Proved reserve category.

        Reserve adjustments for Tiger and South Pecan Lake Field are limited to reserves included in the Proved Undeveloped category. In the case of Tiger Field, it is our opinion that the EXCO estimated reserves for two undeveloped locations are somewhat greater that those we would assign based on the historical performance of the existing completions and the results of recent drilling operations conducted by EXCO. While we recognize that the estimates prepared by EXCO are consistent with the performance of other wells in the field, we believe that the actual performance of the two wells may be diminished in comparison to the EXCO estimates due to the structural position of the locations. We have eliminated the reserves associated with incremental recovery from the S-1 horizon in South Pecan Lake Field. The reserves associated with this proposed completion represent a relatively minor incremental recovery from a reservoir that previously produced substantial quantities of gas. In our opinion, the previous recovery from this horizon results in significant risk, both with consideration for a successful completion and the reserve recoveries, in the event that a successful completion can be achieved. We would include both the incremental difference in reserve estimates (between Huddleston and EXCO) for the Tiger locations and the EXCO estimated reserves for the South Pecan Lake S-1 reservoir in the Probable reserve category.

        On an overall basis, the reserve differences that have been noted in the course of our review are consistent with normal professional variations for properties of this type. In our opinion and experience, a difference of less than 5% between estimates of recoverable reserves should not be considered to be a material variance on an overall basis.

Technical Personnel

        The EXCO technical staff is both qualified and competent both with respect to the preparation of reserve estimates and operation of the subject properties. In our opinion the staff has the necessary skills to efficiently operate and evaluate the properties in a manner that can be anticipated to maximize overall recoveries with consideration for economic conditions. We note that the staff likely has identified a substantial level of any potential upside to the properties and to a significant extent will have already performed those operations that would be to the benefit of the properties.

        On an overall basis, the majority of the properties owned by the company were acquired through acquisition and are in a relatively advanced state of development. Significant operational control will be necessary to efficiently maintain the properties to depletion. It is apparent that the technical staff has the necessary skills to perform these functions.

Product Prices

        We have prepared seven separate sets of projections utilizing five sets of pricing assumptions as specified by John S. Herold, Inc., and EXCO. Four of the pricing cases were specified by JSH and we have prepared a single projection for each case, utilizing our revised reserves and operating costs. The three sets of projections utilizing the EXCO pricing assumptions include a case intended to duplicate the EXCO reserve and cost estimates, one incorporating the Huddleston reserve changes, and one including both the Huddleston reserve changes and cost adjustments as discussed hereinafter. In our opinion the different assumptions are reasonable for consideration of projects of the type contemplated for the subject properties; however, they differ from those that we have recently utilized for SEC reporting purposes (in the case of flat pricing) and for other transactions.

        A summary of the pricing cases follows:

	United States Dollars
	Initial Price	Maximum Price	Escalation, %	Year Max Reached
Oil Prices, $/bbl
Flat Pricing Case	23.00	23.00	0.00	2003
JSH Pricing Case	23.00	28.00	3.00	2010
Madison QPP 4thQ02 Pricing Case*	25.16	30.00	1.25	2018
Strip Pricing Case*	27.83	28.00	3.00	2016
EXCO Pricing Case*	27.75	25.00	3.00	2008
Gas Prices, $/MMBtu
Flat Pricing Case	3.50	3.50	0.00	2003
JSH Pricing Case	3.50	4.00	3.00	2008
Madison QPP 4thQ02 Pricing Case*	3.92	4.75	1.25	2018
Strip Pricing Case*	4.83	4.50	3.00	2014
EXCO Pricing Case*	4.80	4.50	3.00	2009

*
Prices for Madison QPP 4thQ02, EXCO, and Strip pricing cases were reduced for a specified number of years prior to the initiation of escalations.

        A detail of the pricing assumptions for all pricing cases is attached. Differentials to the above prices were applied in accordance with those included in the EXCO cash flow database.

Operating Costs

        Operating costs were accepted as represented in the EXCO database. Five of the seven different sets of projections (excluding the EXCO case and the EXCO case with Huddleston reserve revisions) include consideration for a certain level of remedial costs that cannot be appropriately applied to individual wells. These costs were applied on a division by division basis.

        EXCO has elected to exclude COPAS level charges from operating costs for the EXCO-operated wells. It is our view that such costs should be included in the cash flow projections. It is our understanding that EXCO has elected to account for such costs in its financial statements.

        Cost escalations vary for each of the pricing cases. Both operating and capital costs were escalated for the JSH, Strip, and Madison cases over the life of the individual properties. The JSH and Strip cases include a 3% annual escalation while the Madison case includes a 1.25% annual escalation. The EXCO pricing case includes a 3% annual escalation for operating costs (but not capital costs) through 2008. There have been no escalations projected for the constant pricing case.

Report Qualifications

        The attached reserve and revenue projections have been based on projections prepared by EXCO and revised by Huddleston & Co., Inc. However, we have not attempted to prepare an independent reserve report or to perform a detailed audit of the projected reserves and associated revenues. In the event that a detailed study of the properties were to be performed by our firm, it is likely that the values would be somewhat different than those shown herein.

        We have specifically reviewed only Proved reserves and no consideration has been included for Probable reserves or any other speculative reserve quantities, if any.

        Federal income taxes, general office overhead (beyond COPAS levels), and allowances for depletion, depreciation, and amortization have not been deducted from future revenues.

        THE ESTIMATED REVENUES AND PRESENT VALUE OF THESE REVENUES ARE NOT REPRESENTED AS MARKET VALUE.

        We did not inspect the properties or conduct independent well tests and do not believe it to be necessary for the purpose of this report. Ownership, product prices, and other factual data have been accepted as represented by EXCO.

Respectfully submitted,
/s/ PETER D. HUDDLESTON, P.E.
Peter D. Huddleston, P.E.

PDH:klh

OIL AND GAS RESERVE DEFINITIONS

Definitions

        Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

        The intent of SPE and WPC in approving additional classifications beyond proved reserves is to facilitate consistency among professionals using such terms. In presenting these definitions, neither organization is recommending public disclosure of reserves classified as unproved. Public disclosure of the quantities classified as unproved reserves is left to the discretion of the countries or companies involved.

        Estimation of reserves is done under conditions of uncertainty. The method of estimation is called deterministic if a single best estimate of reserves is made based on known geological, engineering, and economic data. The method of estimation is called probabilistic when the known geological, engineering, and economic data are used to generate a range of estimates and their associated probabilities. Identifying reserves as proved, probable, and possible has been the most frequent classification method and gives an indication of the probability of recovery. Because of potential differences in uncertainty, caution should be exercised when aggregating reserves of different classifications.

        Reserves estimates will generally be revised as additional geologic or engineering data becomes available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.

        Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Proved Reserves

        Proved reserves are those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves can be categorized as developed or undeveloped.

        If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

        Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

1

        In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

        The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

        Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in undeveloped locations may be classified as proved undeveloped provided (1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations where applicable, and (4) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

        Reserves which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project was based, and, (2) it is reasonably certain that the project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.

Unproved Reserves

        Unproved reserves are based on geologic and/or engineering data similar to that used in estimates of proved reserves; but technical, contractual, economic, or regulatory uncertainties preclude such reserves being classified as proved. Unproved reserves may be further classified as probable reserves and possible reserves.

        Unproved reserves may be estimated assuming future economic conditions different from those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.

Probable Reserves

        Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

2

        In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reservoirs in the area, (3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

Possible Reserves

        Possible reserves are those unproved reserves which analysis of geological and engineering data suggests are less likely to be recoverable than probable reserves. In this context, when probabilistic methods are used, there should be at least a 10% probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable plus possible reserves.

        In general, possible reserves may include (1) reserves which, based on geological interpretations, could possibly exist beyond areas classified as probable, (2) reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates, (3) incremental reserves attributed to infill drilling that are subject to technical uncertainty, (4) reserves attributed to improved recovery methods when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics are such that a reasonable doubt exists that the project will be commercial, and (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and geological interpretation indicates the subject area is structurally lower than the proved area.

Reserve Status Categories

        Reserve status categories define the development and producing status of wells and reservoirs.

        Developed:    Developed reserves are expected to be recovered from existing wells including reserves behind pipe. Improved recovery reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Developed reserves may be sub-categorized as producing or non-producing.

    Producing:    Reserves subcategorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

    Non-producing:    Reserves subcategorized as non-producing include shut-in and behind-pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

3

        Undeveloped Reserves:    Undeveloped reserves are expected to be recovered: (1) from new wells on undrilled acreage, (2) from deepening existing wells to a different reservoir, or (3) where a relatively large expenditure is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.

Approved by the Board of Directors, Society of Petroleum Engineers (SPE) Inc., and the Executive Board,
World Petroleum Congresses (WPC), March 1997.

4

CERBERUS CAPITAL MANAGEMENT, L.P.
EXCO Resources, Inc.
Summary Oil and Gas Cashflow Sensitivity Cases—All Properties
As of January 1, 2003—United States Dollars

Exco—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	10,500	170,163	4,037	257,387	992,887	334,085	3,224	603,729	309,794	284,434	254,055
Developed Nonproducing	1,359	21,781	515	33,025	124,868	29,890	12,271	77,061	34,600	28,795	23,809
Behind Pipe	491	15,153	235	19,510	75,360	14,248	5,760	51,183	22,710	20,411	17,648
Undeveloped	3,136	37,684	770	61,119	238,124	40,229	43,412	140,723	60,277	52,706	43,525
TOTAL	15,487	244,781	5,556	371,041	1,431,239	418,451	64,667	872,696	427,382	386,346	339,037

Huddleston—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	10,253	162,828	3,410	244,804	944,047	302,038	3,224	586,529	300,931	276,528	247,319
Developed Nonproducing	1,360	21,100	471	32,086	121,329	29,312	12,271	74,273	32,961	29,402	25,158
Behind Pipe	492	15,157	235	19,516	75,312	14,227	5,760	51,133	22,769	20,465	17,693
Undeveloped	2,830	34,852	770	58,451	220,668	38,208	42,042	128,101	52,833	45,697	37,100
TOTAL	14,934	233,937	4,886	352,857	1,361,356	383,784	63,296	840,037	409,494	372,092	327,271

Huddleston—EXCO Prices with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	10,253	162,828	3,410	244,804	941,047	308,340	3,224	580,226	296,463	272,319	243,456
Developed Nonproducing	1,360	21,098	471	32,083	121,318	29,423	12,271	74,152	32,960	29,401	25,156
Behind Pipe	492	15,157	235	19,516	75,312	14,227	5,760	51,133	22,769	20,465	17,693
Undeveloped	2,830	34,852	770	56,451	220,668	38,208	42,042	128,101	52,833	45,697	37,100
TOTAL	14,934	233,934	4,886	352,854	1,358,346	390,198	63,296	833,613	405,025	367,883	323,405

Huddleston—JSH Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	9,521	148,153	3,210	224,548	877,241	300,441	3,119	446,133	241,669	221,972	198,027
Developed Nonproducing	1,275	18,787	444	29,104	114,023	28,233	12,350	56,617	27,265	24,303	20,704
Behind Pipe	352	14,619	232	18,121	67,960	13,214	5,497	38,987	18,211	16,340	14,062
Undeveloped	2,726	34,017	760	54,938	221,610	41,654	42,041	106,859	44,173	37,856	30,188
TOTAL	13,874	215,575	4,646	326,711	1,280,834	383,542	63,007	648,596	331,318	300,472	262,980

Huddleston—Flat Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	10,410	160,168	3,362	242,807	830,927	267,797	3,119	442,017	226,679	208,068	185,724
Developed Nonproducing	1,365	20,689	464	31,667	108,325	25,084	12,213	55,295	24,267	21,541	18,282
Behind Pipe	490	15,057	234	19,404	65,264	12,263	5,716	37,755	16,378	14,644	12,559
Undeveloped	2,835	34,763	768	56,388	199,466	33,459	41,976	96,144	37,100	31,469	24,688
TOTAL	15,100	230,676	4,828	350,267	1,203,983	338,603	63,024	631,211	304,424	275,723	241,253

Huddleston—Madison QPP 4thQ02 Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	10,550	161,252	3,420	245,076	1,018,837	316,830	3,119	552,730	266,156	242,660	214,954
Developed Nonproducing	1,370	20,650	470	31,689	130,308	29,718	12,267	69,442	29,339	25,928	21,912
Behind Pipe	493	15,146	235	19,519	79,208	14,246	5,771	47,738	19,559	17,413	14,870
Undeveloped	2,821	34,781	767	56,318	234,846	38,800	42,004	121,346	46,376	39,516	31,342
TOTAL	15,233	231,829	4,891	352,602	1,463,199	399,594	63,160	791,256	361,430	325,517	283,079

Huddleston—Strip Pricing (1/10/03) with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	9,382	151,198	3,258	227,044	963,654	308,323	3,224	509,251	278,606	257,310	231,626
Developed Nonproducing	1,294	19,422	450	29,888	124,768	29,651	12,362	64,138	30,478	27,276	23,434
Behind Pipe	451	14,950	233	19,055	79,837	14,811	5,863	47,365	21,159	19,040	16,498
Undeveloped	2,729	34,216	761	55,163	232,847	42,289	42,041	115,302	48,188	41,630	33,714
TOTAL	13,855	219,785	4,702	331,149	1,401,106	395,074	63,490	736,056	378,431	345,256	305,271

CERBERUS CAPITAL MANAGEMENT, L.P.
EXCO Resources, Inc.
Summary Oil and Gas Cashflow Sensitivity Cases—United States Properties
As of January 1, 2003—United States Dollars

Exco—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	6,035	94,025	1,105	136,859	537,038	169,976	2,320	316,339	147,778	134,362	118,514
Developed Nonproducing	827	10,435	145	16,264	63,049	8,388	6,599	42,722	16,082	14,084	11,773
Behind Pipe	361	6,952	0	9,120	35,137	4,859	2,614	24,378	9,704	8,602	7,310
Undeveloped	2,657	22,478	174	39,460	155,629	23,132	29,095	89,806	36,896	32,104	26,321
TOTAL	9,879	133,889	1,423	201,704	790,853	206,355	40,628	473,246	210,460	189,153	163,917

Huddleston—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	5,779	86,544	470	124,041	484,841	138,936	2,320	294,819	137,169	124,923	110,491
Developed Nonproducing	827	9,731	99	15,288	58,918	7,701	6,599	39,456	14,216	12,383	10,277
Behind Pipe	361	6,952	0	9,120	35,137	4,859	2,614	24,378	9,704	8,602	7,310
Undeveloped	2,420	19,614	174	35,176	137,667	21,224	27,724	76,573	29,153	24,829	19,668
TOTAL	9,387	122,841	744	183,625	713,562	172,720	39,258	435,226	190,243	170,738	147,745

Huddleston—EXCO Prices with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	5,779	86,544	470	124,041	481,841	143,675	2,320	290,079	133,832	121,787	107,621
Developed Nonproducing	827	9,728	99	15,285	58,908	7,813	6,599	39,335	14,216	12,383	10,275
Behind Pipe	361	6,952	0	9,120	35,137	4,859	2,614	24,378	9,704	8,602	7,310
Undeveloped	2,420	19,614	174	35,176	137,667	21,224	27,724	76,573	29,153	24,829	19,668
TOTAL	9,387	122,838	744	183,622	713,552	177,572	39,258	430,365	186,905	167,601	144,873

Huddleston—JSH Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	5,178	75,433	402	108,921	383,058	132,313	2,215	212,288	106,979	97,369	85,839
Developed Nonproducing	754	7,955	88	13,012	46,753	7,086	6,568	29,085	12,376	10,832	9,006
Behind Pipe	227	6,628	0	7,991	25,829	3,826	2,248	17,256	7,883	7,023	5,984
Undeveloped	2,317	19,107	166	34,011	127,582	24,155	27,724	64,585	25,266	21,374	16,681
TOTAL	8,478	109,124	657	163,938	583,224	167,382	38,757	323,215	152,506	136,599	117,511

Huddleston—Flat Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	5,909	84,962	465	123,212	386,401	125,936	2,215	221,903	103,034	93,635	82,529
Developed Nonproducing	827	9,579	98	15,134	47,752	6,616	6,595	30,367	11,143	9,697	8,028
Behind Pipe	361	6,926	0	9,095	28,023	4,205	2,616	18,575	7,289	6,440	5,444
Undeveloped	2,425	19,611	173	35,206	116,287	18,793	27,724	59,597	21,286	17,776	13,592
TOTAL	9,523	12,108	737	182,648	578,464	155,552	39,151	330,443	142,754	127,549	109,596

Huddleston—Madison QPP 4thQ02 Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	5,952	84,373	464	122,876	467,344	148,846	2,215	272,017	119,661	108,025	94,500
Developed Nonproducing	821	9,260	98	14,778	56,866	7,993	6,588	37,293	13,171	11,380	9,343
Behind Pipe	361	6,934	0	9,102	34,390	5,035	2,616	23,534	8,603	7,545	6,325
Undeveloped	2,413	19,524	172	35,046	136,115	22,136	27,724	74,313	26,429	22,184	17,171
TOTAL	9,549	120,093	735	181,803	694,716	184,011	39,144	407,159	167,866	149,136	127,340

Huddleston—Strip Pricing (1/10/03) with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	5,045	77,342	410	110,077	421,235	134,384	2,320	244,344	123,799	113,293	100,799
Developed Nonproducing	783	8,456	90	13,699	51,948	7,879	6,580	32,997	13,229	11,550	9,602
Behind Pipe	325	6,865	0	8,818	33,422	5,035	2,614	22,620	9,076	8,052	6,850
Undeveloped	2,324	19,183	167	34,137	131,646	24,190	27,724	68,146	26,483	22,507	17,746
TOTAL	8,478	111,847	669	166,732	638,252	171,489	39,239	368,108	172,589	155,403	134,998

CERBERUS CAPITAL MANAGEMENT, L.P.
EXCO Resources, Inc.
Summary Oil and Gas Cashflow Sensitivity Cases—Canadian Properties
As of January 1, 2003—United States Dollars

Exco—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,466	76,139	2,932	120,527	455,848	164,108	904	287,390	162,016	150,072	135,541
Developed Nonproducing	532	11,346	370	16,761	61,819	21,502	5,672	34,340	18,519	14,711	12,036
Behind Pipe	130	8,202	235	10,390	40,223	9,388	3,145	26,804	13,006	11,809	10,338
Undeveloped	480	15,206	596	21,659	82,495	17,097	14,317	50,916	23,381	20,601	17,204
TOTAL	5,538	110,892	4,133	168,922	640,386	212,096	24,038	399,450	216,923	199,299	177,794

Huddleston—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,474	76,283	2,939	120,763	459,207	163,102	904	291,710	163,763	151,605	136,828
Developed Nonproducing	533	11,370	372	16,798	62,410	21,610	5,672	34,817	18,745	17,018	14,882
Behind Pipe	130	8,206	235	10,396	40,175	9,368	3,145	26,755	13,065	11,863	10,384
Undeveloped	410	15,238	596	21,276	83,001	16,984	14,317	51,529	23,679	20,867	17,432
TOTAL	5,548	111,096	4,141	169,229	641,060	209,015	24,038	403,156	219,243	201,354	179,526

Huddleston—EXCO Prices with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,474	76,283	2,939	120,763	459,207	164,665	904	290,147	162,631	150,533	135,835
Developed Nonproducing	533	11,370	372	16,798	62,410	21,610	5,672	34,817	18,745	17,018	14,882
Behind Pipe	130	8,206	235	10,396	40,175	9,368	3,145	26,755	13,065	11,863	10,384
Undeveloped	410	15,238	596	21,276	83,001	16,984	14,317	51,529	23,679	20,867	17,432
TOTAL	5,548	111,096	4,141	169,229	641,060	210,577	24,038	401,599	218,110	200,282	178,532

Huddleston—JSH Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,343	72,720	2,808	115,627	494,183	168,128	904	233,845	134,690	124,603	112,188
Developed Nonproducing	521	10,832	356	16,092	67,270	21,147	5,782	27,532	14,889	13,471	11,698
Behind Pipe	125	7,991	232	10,130	42,131	9,388	3,249	21,731	10,328	9,317	8,078
Undeveloped	409	14,910	594	20,927	94,028	17,499	14,317	42,274	18,907	16,482	13,507
TOTAL	5,398	106,452	3,990	162,776	695,077	214,635	24,252	324,642	178,810	163,874	145,471

Huddleston—Flat Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,501	75,206	2,897	119,595	444,526	141,861	904	220,114	123,645	114,433	103,195
Developed Nonproducing	538	11,110	366	16,533	60,573	18,468	5,618	24,928	13,124	11,844	10,254
Behind Pipe	129	8,131	234	10,309	37,241	8,058	3,100	19,180	9,089	8,204	7,115
Undeveloped	410	15,152	595	21,182	83,179	14,666	14,252	36,547	15,814	13,693	11,096
TOTAL	5,578	109,598	4,092	167,620	622,519	181,517	23,873	298,746	161,665	148,175	131,661

Huddleston—Madison QPP 4thQ02 Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,598	76,879	2,956	122,200	551,493	167,984	904	280,713	146,495	134,635	120,454
Developed Nonproducing	549	11,390	372	16,911	73,442	21,725	5,679	32,149	16,168	14,548	12,569
Behind Pipe	132	8,212	235	10,417	44,818	9,211	3,155	24,204	10,956	9,868	8,545
Undeveloped	408	15,257	595	21,272	98,731	16,664	14,280	47,033	19,947	17,332	14,171
TOTAL	5,686	111,738	4,157	170,800	763,052	213,121	24,016	381,794	193,553	176,383	155,740

Huddleston—Strip Pricing (1/10/03) with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$	Operating Cost M$	Equity Invst M$	Net Cashflow M$	DFNR 10% M$	DFNR 12% M$	DFNR 15% M$
Developed Producing	4,337	73,856	2,848	116,967	542,419	173,939	904	264,907	154,807	144,017	130,827
Developed Nonproducing	511	10,966	360	16,189	72,820	21,772	5,782	31,141	17,249	15,726	13,832
Behind Pipe	126	8,085	233	10,237	46,415	9,776	3,249	24,745	12,083	10,988	9,648
Undeveloped	405	15,033	594	21,026	101,201	18,099	14,317	47,156	21,705	19,123	15,968
TOTAL	5,378	107,939	4,035	164,418	759,773	221,812	24,252	366,984	205,837	189,855	170,275

CERBERUS CAPITAL MANAGEMENT, L.P.
EXCO Resources, Inc.
Summary Oil and Gas Cashflow Sensitivity Cases—Canadian Properties
As of January 1, 2003—Canadian Dollars

Exco—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,466	76,139	2,932	120,527	702,818	253,019	1,394	443,092	249,793	231,378	208,974
Developed Nonproducing	532	11,346	370	16,761	95,312	33,151	8,745	52,944	28,552	22,681	18,558
Behind Pipe	130	8,202	235	10,390	62,015	14,475	4,849	41,326	20,053	18,206	15,939
Undeveloped	480	15,206	596	21,659	127,189	26,360	22,074	78,502	36,049	31,763	26,525
TOTAL	5,538	110,892	4,133	168,922	987,335	327,005	37,062	615,864	334,447	307,276	274,119

Huddleston—EXCO Prices and Costs

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,474	76,283	2,939	120,763	707,996	251,467	1,394	449,753	252,486	233,742	210,959
Developed Nonproducing	533	11,370	372	16,798	96,223	33,318	8,745	53,680	28,900	26,239	22,944
Behind Pipe	130	8,206	235	10,396	61,941	14,443	4,849	41,250	20,144	18,290	16,009
Undeveloped	410	15,238	596	21,276	127,970	26,185	22,074	79,446	36,508	32,173	26,876
TOTAL	5,548	111,096	4,141	169,229	988,373	322,255	37,062	621,578	338,024	310,444	276,789

Huddleston—EXCO Prices with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,474	76,283	2,939	120,763	707,996	253,877	1,394	447,343	250,741	232,089	209,427
Developed Nonproducing	533	11,370	372	16,798	96,223	33,318	8,745	53,680	28,900	26,239	22,944
Behind Pipe	130	8,206	235	10,396	61,941	14,443	4,849	41,250	20,144	18,290	16,009
Undeveloped	410	15,238	596	21,276	127,970	26,185	22,074	79,446	36,508	32,173	26,876
TOTAL	5,548	111,096	4,141	169,229	988,373	324,664	37,062	619,178	336,278	308,791	275,258

Huddleston—JSH Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,343	72,720	2,808	115,627	761,922	259,217	1,394	360,538	207,662	192,110	172,969
Developed Nonproducing	521	10,832	356	16,092	103,715	32,604	8,915	42,448	22,956	20,769	18,035
Behind Pipe	125	7,991	232	10,130	64,956	14,474	5,009	33,504	15,924	14,365	12,454
Undeveloped	409	14,910	594	20,927	144,971	26,979	22,074	65,177	29,150	25,412	20,824
TOTAL	5,398	106,452	3,990	162,776	1,071,656	330,920	37,391	500,526	275,685	252,658	224,284

Huddleston—Flat Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,501	75,206	2,897	119,595	685,362	218,719	1,394	339,367	190,633	176,431	159,104
Developed Nonproducing	538	11,110	366	16,533	93,390	28,474	8,661	38,434	20,234	18,261	15,809
Behind Pipe	129	8,131	234	10,309	57,418	12,423	4,779	29,571	14,013	12,649	10,970
Undeveloped	410	15,152	595	21,182	128,244	22,612	21,974	56,347	21,382	21,112	17,108
TOTAL	5,578	109,598	4,092	167,620	959,787	279,860	36,807	460,601	249,252	228,453	202,992

Huddleston—Madison QPP 4thQ02 Pricing with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,598	76,879	2,956	122,200	850,281	258,994	1,394	432,798	225,863	207,577	185,714
Developed Nonproducing	549	11,390	372	16,911	113,231	33,495	8,755	49,567	24,928	22,430	19,378
Behind Pipe	132	8,212	235	10,417	69,100	14,202	4,864	37,317	16,891	15,215	13,175
Undeveloped	408	15,257	595	21,272	152,221	25,692	22,016	72,514	30,754	26,722	21,849
TOTAL	5,686	111,738	4,157	170,800	1,176,459	328,585	37,028	588,642	298,416	271,944	240,117

Huddleston—Strip Pricing (1/10/03) with Operating Cost Adjustments

	Net Production
Proved	Oil mbbl	Gas mmcf	NGL mbbl	Gas Eqv. mmcfe	Gross Revenue M$CDN	Operating Cost M$CDN	Equity Invst M$CDN	Net Cashflow M$CDN	DFNR 10% M$CDN	DFNR 12% M$CDN	DFNR 15% M$CDN
Developed Producing	4,337	73,856	2,848	116,967	836,291	268,175	1,394	408,429	238,678	222,042	201,706
Developed Nonproducing	511	10,966	360	16,189	112,272	33,568	8,915	48,012	26,594	24,246	21,326
Behind Pipe	126	8,085	233	10,237	71,562	15,073	5,009	38,151	18,630	16,942	14,875
Undeveloped	405	15,033	594	21,026	156,029	27,904	22,074	72,704	33,464	29,484	24,619
TOTAL	5,378	107,939	4,035	164,418	1,171,403	341,985	37,391	565,809	317,356	292,714	262,526

CERBERUS CAPITAL PARTNERS, L.P.
EXCO Resources, Inc. and John S. Harold, Inc. Pricing Assumptions

	JSH Case				Flat Case				Madison QPP 4thQ02				Strip Price (1/10/03)				EXCO Price
Year	Oil	Gas	LOE escal.	Capex escal.	Oil	Gas	LOE escal.	Capex escal.	Oil	Gas	LOE escal.	Capex escal.	Oil	Gas	LOE escal.	Capex escal.	Oil	Gas	LOE escal.	Capex escal.
			3.0%	3.0%			0.00%	0.0%			1.25%	1.25%			3.0%	3.0%			3.0%	0.0%
2003	$23.00	$3.50	100%	100%	$23.00	$3.50	100%	100%	$25.16	$3.92	100.00%	100.00%	$27.83	$4.83	100%	100%	$27.75	$4.80	100%	100%
2004	$23.69	$3.61	103%	103%	$23.00	$3.50	100%	100%	$23.86	$3.81	101.25%	101.25%	$23.80	$4.41	103%	103%	$23.75	$4.40	103%	100%
2005	$24.40	$3.71	106%	106%	$23.00	$3.50	100%	100%	$23.71	$3.74	102.52%	102.52%	$23.19	$3.94	106%	106%	$23.15	$4.00	106%	100%
2006	$25.13	$3.82	109%	109%	$23.00	$3.50	100%	100%	$24.33	$3.69	103.80%	103.80%	$22.94	$3.86	109%	109%	$23.84	$4.12	109%	100%
2007	$25.89	$3.94	113%	113%	$23.00	$3.50	100%	100%	$24.69	$3.69	105.09%	105.09%	$22.79	$3.98	113%	113%	$24.56	$4.24	113%	100%
2008	$26.66	$4.00	116%	116%	$23.00	$3.50	100%	100%	$25.14	$3.78	106.41%	106.41%	$22.73	$4.06	116%	116%	$25.00	$4.37	116%	100%
2009	$27.46	$4.00	119%	119%	$23.00	$3.50	100%	100%	$25.59	$3.86	107.74%	107.74%	$23.41	$4.14	119%	119%	$25.00	$4.50	116%	100%
2010	$28.00	$4.00	123%	123%	$23.00	$3.50	100%	100%	$26.06	$3.95	109.09%	109.09%	$24.11	$4.22	123%	123%	$25.00	$4.50	116%	100%
2011	$28.00	$4.00	127%	127%	$23.00	$3.50	100%	100%	$26.53	$4.04	110.45%	110.45%	$24.84	$4.30	127%	127%	$25.00	$4.50	116%	100%
2012	$28.00	$4.00	130%	130%	$23.00	$3.50	100%	100%	$27.01	$4.14	111.83%	111.83%	$25.58	$4.39	130%	130%	$25.00	$4.50	116%	100%
2013	$28.00	$4.00	134%	134%	$23.00	$3.50	100%	100%	$27.50	$4.23	113.23%	113.23%	$26.35	$4.48	134%	134%	$25.00	$4.50	116%	100%
2014	$28.00	$4.00	138%	138%	$23.00	$3.50	100%	100%	$27.99	$4.33	114.64%	114.64%	$27.14	$4.50	138%	138%	$25.00	$4.50	116%	100%
2015	$28.00	$4.00	143%	143%	$23.00	$3.50	100%	100%	$28.50	$4.43	116.08%	116.08%	$27.96	$4.50	143%	143%	$25.00	$4.50	116%	100%
2016	$28.00	$4.00	147%	147%	$23.00	$3.50	100%	100%	$29.02	$4.53	117.53%	117.53%	$28.00	$4.50	147%	147%	$25.00	$4.50	116%	100%
2017	$28.00	$4.00	151%	151%	$23.00	$3.50	100%	100%	$29.54	$4.64	119.00%	119.00%	$28.00	$4.50	151%	151%	$25.00	$4.50	116%	100%
Remainder	$28.00	$4.00	156%	156%	$23.00	$3.50	100%	100%	$30.00	$4.75	120.48%	120.48%	$28.00	$4.50	156%	156%	$25.00	$4.50	116%	100%
Price Caps	$28.00	$4.00			$23.00	$3.50			$30.00	$4.75			$28.00	$4.50			$25.00	$4.50

QuickLinks

  Exhibit (c)(iii)
OIL AND GAS RESERVE DEFINITIONS
CERBERUS CAPITAL MANAGEMENT, L.P. EXCO Resources, Inc. Summary Oil and Gas Cashflow Sensitivity Cases—All Properties As of January 1, 2003—United States Dollars
CERBERUS CAPITAL MANAGEMENT, L.P. EXCO Resources, Inc. Summary Oil and Gas Cashflow Sensitivity Cases—United States Properties As of January 1, 2003—United States Dollars
CERBERUS CAPITAL MANAGEMENT, L.P. EXCO Resources, Inc. Summary Oil and Gas Cashflow Sensitivity Cases—Canadian Properties As of January 1, 2003—United States Dollars
CERBERUS CAPITAL MANAGEMENT, L.P. EXCO Resources, Inc. Summary Oil and Gas Cashflow Sensitivity Cases—Canadian Properties As of January 1, 2003—Canadian Dollars
CERBERUS CAPITAL PARTNERS, L.P. EXCO Resources, Inc. and John S. Harold, Inc. Pricing Assumptions